Exhibit 10.1

FORBEARANCE AGREEMENT

FORBEARANCE AGREEMENT, dated as of April 14, 2017 (this “Agreement”), by and among GulfMark Offshore, Inc., a Delaware corporation (the “Issuer”), and each of the undersigned beneficial owners and/or investment advisors or managers of discretionary accounts for the holders or beneficial owners of the Notes (as defined below) (collectively, all such undersigned owners, advisors and managers, the “Holders”).

WHEREAS, the Issuer is the issuer under that certain Indenture, dated as of March 12, 2012, among the Issuer and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) (the “Indenture” and, the notes issued thereunder, the “Notes”);

WHEREAS, the Issuer failed to make the interest payment due on March 15, 2017 on the Notes (as required pursuant to the Indenture), and if such default continues for 30 days, an Event of Default under the Indenture shall occur (such default, the “Interest Default”);

WHEREAS, if any Event of Default occurs and is continuing, the Trustee or the holders of at least twenty-five percent (25%) of the aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately and the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture;

WHEREAS, the Holders collectively hold more than 50% of the aggregate principal amount of the Notes outstanding as of the date hereof, and have formed an ad hoc committee for the purposes of engaging in restructuring discussions with the Issuer;

WHEREAS, the Issuer has requested that the Holders, and the Holders have agreed to, subject to the terms and conditions set forth herein, temporarily forbear from exercising their, or instructing the Trustee to exercise any, rights and remedies under the Indenture or the Notes or otherwise with respect to the Interest Default; and

WHEREAS, terms used but not otherwise defined herein shall have the meanings given to them in the Indenture.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.     Forbearance.

(a)     Subject to the satisfaction of the conditions precedent set forth in Section 3 below and the continued satisfaction of the conditions set forth in Section 4 below, respectively, as of the date hereof, each Holder hereby agrees that during the period beginning on the date hereof and ending on the Forbearance Termination Date (as defined below) (the “Forbearance Period”), it will not enforce, or otherwise take any action to direct enforcement of, any of the rights and remedies available to the Holders or the Trustee under the Indenture or the Notes or otherwise, including, without limitation, any action to accelerate, or join in any request for acceleration of, the Notes (any or all of the foregoing, “Remedial Action”) under the Indenture or the Notes, solely with respect to the Interest Default (such forbearance, the “Forbearance”). As used herein, “Forbearance Termination Date” means the earliest to occur of (a) 11:59 p.m. (New York City time) on (x) April 28, 2017, or (y) in the event that the Holders holding, in the aggregate, at least 50.1% of the aggregate principal amount of the Notes held by Holders that have executed confidentiality agreements with the Company that remain in effect, determine on or before April 21, 2017, in their sole discretion, that negotiations are not proceeding productively with the Company on the terms of a restructuring, April 21, 2017; (b) the date of the occurrence of the termination, cancellation, revocation or cessation, in whole or in non-de minimis part of, any of the Bank Forbearance Agreements (as defined below); (c) the occurrence of any Event of Default other than the Interest Default; and (d) two (2) calendar days following the Issuer’s receipt of written notice from any Holder of any breach by the Issuer of any of the conditions or agreements provided in this Agreement (which breach remains uncured for the duration of such period).

(b)     Each Holder hereby agrees that, during the Forbearance Period, it will not sell, pledge, hypothecate or otherwise transfer any Notes, except to (i) a purchaser or other entity who agrees in writing with the transferor (with a copy to and for the benefit of the Issuer) prior to such transfer to be bound by all of the terms of this Agreement as if a party hereto with respect to the relevant Notes being transferred to such purchaser, (ii) a party who is already a signatory hereto, or (iii) an entity that is acting in its capacity as a Qualified Marketmaker (defined below); provided, that (1) such Qualified Marketmaker must transfer any right, title or interest within five (5) Business Days following its receipt thereof, (2) any subsequent transfer by such Qualified Marketmaker of the right, title or interest in such Notes is to a transferee that is or becomes a signatory hereto at the time of such transfer, and (3) such Holder shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 1; provided further, that to the extent that a Holder is acting in its capacity as a Qualified Marketmaker, it may transfer any right, title or interest in Notes that the Qualified Marketmaker acquires from a holder of the Notes who is not a signatory hereto without the requirement that the transferee be or become a signatory hereto; and provided further, that any investment adviser or manager signing this Agreement on behalf of a Holder or Holders shall have no obligations of any kind under this Agreement with respect to any Notes held by such Holder(s) following such investment adviser’s or manager’s termination by such Holder(s).

For purposes of this Agreement, a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Issuer (including debt securities or other debt) or enter with customers into long and short positions in claims against the Issuer (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Issuer, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(c)     This Agreement shall in no way be construed to preclude any Holder from acquiring additional Notes to the extent permitted by applicable law. However, such Holder shall, automatically and without further action, be and remain subject to this Agreement with respect to all additional Notes so acquired.

(d)     Nothing in this Agreement shall be construed to impair the ability of the Holders or the Trustee to exercise any rights or remedies under the Indenture or take any Remedial Action (x) at any time after the Forbearance Period or (y) during the Forbearance Period, for Defaults or Events of Default (other than the Interest Default during the Forbearance Period), and, except as provided herein, nothing shall restrict, impair or otherwise affect the exercise of the Holders’ rights under this Agreement, the Indenture or the Notes.

(e)     With respect to the Forbearance, each Holder’s agreements, as provided herein, shall immediately terminate without requirement for any notice, demand or presentment of any kind on the Forbearance Termination Date, and the Issuer at that time shall be obligated to comply with and perform all terms, conditions and provisions of the Indenture and the Notes without giving effect to the Forbearance, and the Trustee and the Holders may at any time thereafter proceed to exercise any and all of their rights and remedies, including, without limitation, their rights and remedies in connection with the Interest Default and any other Defaults or Events of Default under the Indenture or rights under this Agreement, to the extent continuing.

(f)      The Holders agree not to direct the Trustee to take any Remedial Action with respect to the Interest Default during the Forbearance Period. In the event that the Trustee takes any action to declare all of the Notes immediately due and payable pursuant to Section 6.02 of the Indenture during the Forbearance Period solely due to the Interest Default, the Holders agree to rescind and cancel such acceleration to the fullest extent permitted under the Indenture; provided, that nothing in this Agreement shall be construed to require the Holders to provide an indemnity to the Trustee.

Section 2.     Representations and Warranties of the Issuer.

By its execution of this Agreement, the Issuer hereby represents and warrants to the Holders that:

(a)     the Issuer has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); and

(b)     Neither the execution, delivery or performance by the Issuer of this Agreement, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of applicable law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Issuer or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Issuer or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation or by-laws of the Issuer.

Section 3.     Conditions Precedent. The effectiveness of this Agreement and the obligations of the Holders hereunder is subject to the satisfaction, or waiver by the Holders, of the following conditions:

(a)     Counterparts. The execution of this Agreement by the Issuer and Holders constituting more than 50% of the outstanding Notes as of the date hereof.

(b)     No Default. No Default or Event of Default other than the Interest Default shall have occurred and be continuing as of the date the condition set forth in Section 3(a) is satisfied.

(c)     Fees and Expenses. The Issuer shall have paid, in cash, all invoiced outstanding fees and expenses of the Holders for (x) the Holders’ legal advisor, Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) pursuant to, and consistent in all material respects with the terms of, that certain fee reimbursement letter, dated March 16, 2017, by and between the Issuer and Milbank, (y) the Holders’ financial advisor, Houlihan Lokey Capital, Inc. (“Houlihan”), pursuant to, and consistent in all material respects with the terms of, that certain fee reimbursement letter, dated November 15, 2016, by and among the Issuer and Houlihan, and (z) the Holders’ maritime legal advisor, K&L Gates LLP (“K&L Gates”), pursuant to, and consistent in all material respects with the terms of, that certain fee reimbursement letter, dated April 14, 2017, by and among the Issuer and K&L Gates.

(d)     Bank Forbearances. A forbearance or standstill agreement with each of The Royal Bank of Scotland PLC, as agent under that certain Multicurrency Facility Agreement dated as of September 26, 2014, as amended, supplemented and/or restated from time to time, and DNB Bank ASA, as agent under that certain NOK 600,000,000 Secured Revolving Credit Facility Agreement dated December 27, 2012, as amended, supplemented and/or restated from time to time, shall be in effect through no earlier than 11:59 p.m. (New York City time) on April 28, 2017 (such forbearance or standstill agreements, the “Bank Forbearance Agreements”).

(e)     Representations and Warranties. All representations and warranties set forth in this Agreement are true and correct in all material respects.

Section 4.     Forbearance Continuing Conditions. The continued satisfaction of each of the following shall be a condition to the Forbearance:

(a)     No voluntary petition for relief under the Bankruptcy Code is filed by the Issuer;

(b)     No involuntary petition for relief under the Bankruptcy Code is filed against the Issuer;

(c)     The Issuer shall duly and punctually pay all the fees and expenses of the Holders for Milbank, Houlihan, and K&L Gates pursuant to, and consistent in all material respects with the terms of the fee reimbursement letters referenced in Section 3(c) herein; and

(d)     The Issuer and its advisors shall cooperate with the Holders and promptly respond to all diligence requests as reasonably requested by the Holders; provided, that (i) the Issuer shall only be required to provide such information to financial advisors who are subject to confidentiality agreements with the Issuer and (ii) no such information shall be provided, directly or indirectly, to any Holder, and no such Holder shall accept any such information, without the Issuer’s prior written consent.

Section 5.     Representation of the Holders. Each Holder severally (but not jointly) represents that, as of the date hereof, it is the beneficial owner and/or investment advisor or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes set forth on the signature page hereof beneath its name.

Section 6.     Confidentiality. The Issuer shall not disclose to any person or entity the Holders’ holdings set forth on their respective signature pages to this Agreement or otherwise disclose the Holders’ holdings information (collectively, the “Holder Information”) except: (1) in any legal proceeding relating to this Agreement; provided that the Issuer shall use its reasonable best efforts to maintain the confidentiality of such Holder Information in the context of any such proceeding; (2) to the extent required by law; and (3) in response to a subpoena, discovery request, or a request from a government agency, regulatory authority or securities exchange for information regarding Holder Information or the information contained therein; provided, however, that the Issuer will, to the extent permitted by applicable law or regulation, provide any such Holder with prompt written notice of any such request or requirement so that such Holder may seek, at such Holder’s expense, a protective order or other appropriate remedy and the Issuer will fully cooperate with such Holder’s efforts to obtain same. Notwithstanding anything to the contrary in this Section 6, the Issuer may: (i) disclose the aggregate principal amount of Notes held by the Holders executing this Agreement, taken as a whole; and (ii) provide the Trustee with an executed copy of this Agreement that includes the individual signature pages of each of the Holders; provided, that the Issuer first obtains the Trustee’s written consent not to disclose to any person or entity any information relating to the individual holdings of each Holder, such written consent to be on substantially the same terms as set forth in this paragraph.

Section 7.     More Favorable Terms. To the extent that any other forbearance or standstill agreement entered into by the Issuer or any of its subsidiaries (any such agreement, a “Third Party Forbearance Agreement”), or any amendment to any Third Party Forbearance Agreement entered into or agreed on or after the date of this Agreement during the Forbearance Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Forbearance Period) to any creditor party thereto that is more favorable than any benefit or right provided under this Agreement, taking into account the terms and conditions currently in effect with such creditor party, notwithstanding the relevant Third Party Forbearance Agreement, this Agreement shall be amended so as to cause any such benefit or right to be made available to the Holders concurrently with making any such benefit or right available, and on comparable terms as it is made available, to any such other creditor. The Issuer agrees to provide copies of any Third Party Forbearance Agreement or any amendments to Third Party Forbearance Agreements to the Holders promptly, but in any event within two (2) Business Days, of entering into it.

Section 8.     Effect on the Indenture. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Holders under the Indenture or the Notes, and shall not, except as expressly set forth herein, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Indenture or the Notes or any other provision of the Indenture or the Notes, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 9.     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 10.     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

Section 11.     Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 12.     Relationship of Parties; No Third Party Beneficiaries. Nothing in this Agreement shall be construed to alter the existing debtor-creditor relationship between the Issuer and the Holders. This Agreement is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto. No person other than a party hereto is intended to be a beneficiary hereof and no person other than a party hereto shall be authorized to rely upon or enforce the contents of this Agreement.

Section 13.     Entire Agreement; Modification of Agreement; Verbal Agreements Not Binding. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersedes all other discussions, promises, representations, warranties, agreements and understandings between the parties with respect thereto. This Agreement may not be modified, altered or amended except by an agreement in writing signed by a duly authorized representative of all the parties hereto.

Section 14.     Non-Waiver of Default. Neither this Agreement nor any forbearance hereunder shall be deemed a waiver of or consent to the Interest Default or to any Default or Event of Default or any other term or provision of the Indenture.

Section 15.     No Novation, etc. This Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Notes and the Indenture shall remain in full force and effect.

Section 16.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 17.     Joinder of Additional Holders. During the Forbearance Period, other beneficial holders may become Holders by executing a joinder to this Agreement, the form of which shall be agreeable to the Issuer.

Section 18.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, in each case, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any such determination of invalidity, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE ISSUER

GULFMARK OFFSHORE, INC.

By:	/s/ J. Mitchell
Name:	J. Mitchell
Title:	Executive Vice President and CFO

[Signature Page to Forbearance Agreement]